EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Second Quarter Ended March 31, 2019

MCLEAN, Va., May 01, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2019.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2019	December 31, 2018	Change	% Change

Total investment income	$12,522	$11,909	$613	5.1%
Total expenses, net of credits	(6,505)	(5,923)	(582)	9.8
Net investment income	6,017	5,986	31	0.5
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	2,302	(26,863)	29,165	108.6
Net unrealized appreciation	1,011	17,169	(16,158)	(94.1)
Net increase (decrease) in net assets resulting from operations	9,330	(3,708)	13,038	351.6
Weighted average yield on interest-bearing investments	12.0%	12.3%	(0.3)%	(2.4)
Total invested	$3,946	$59,228	$(55,282)	(93.3)
Total repayments and net proceeds	51,529	8,855	42,674	481.9

As of:	March 31, 2019	December 31, 2018	Change	% Change
Total investments, at fair value	$387,720	$431,147	$(43,427)	(10.1)%
Fair value, as a percent of cost	95.3%	95.5%	(0.2)%	(0.2)
Net asset value per common share	$8.11	$7.98	$0.13	1.6

Second Fiscal Quarter 2019 Highlights:

  Portfolio Activity: Invested $3.3 million in one new portfolio company and $0.6 million in existing portfolio companies. Received $48.5 million in repayments including the full payoff of Merlin International, Inc. and United Flexible, Inc.
  Investment Income: Received $1.4 million in prepayment and other fee income, representing a 540% increase over the prior quarter and lifting total investment income to a record $12.5 million.
  Equity Issuance: Issued 460,658 shares of common stock at a weighted-average price of $9.24 per share or 114% of NAV through our at-the-market program generating net proceeds of $4.2 million.
  Distributions and Dividends: Maintained our monthly common stock distribution of $0.07 per share and monthly preferred stock dividend of $0.125 per share on the Company’s 6.00% Series 2024 Term Preferred Stock.

Second Fiscal Quarter 2019 Results:

Interest income declined by $0.6 million, or 5.0%, primarily due to a decrease in the weighted average yield on our interest-bearing investment portfolio quarter over quarter. Other income increased by $1.2 million, or 540%, quarter over quarter due to success and prepayment fees received from exited investments and dividend income received from other portfolio companies. Total expenses increased by 9.8% quarter over quarter, primarily due to an increase in the net base management fee as reduced originations resulted in lower investment banking fees and associated base management fee credits.

Net Investment Income for the quarter ended March 31, 2019 was $6.0 million, an increase of 0.5% as compared to the prior quarter, or $0.21 per share.

The Net Increase in Net Assets Resulting from Operations for the quarter ended March 31, 2019 was $9.3 million, or $0.33 per share, compared to a net decrease of $3.7 million, or $0.13 per share for the quarter ended December 31, 2018. The current quarter increase was driven by a broad based improvement in portfolio performance and unrealized portfolio appreciation, as well as the $2.1 million realized gain on the exit of United Flexible, partially offset by $4.4 million of net unrealized depreciation associated with the restructure of a single portfolio investment.

Subsequent Events:  Subsequent to March 31, 2019, the following significant events occurred:

  Portfolio Activity: In April 2019, we invested $35.0 million in ENET Holdings LLC through secured first lien debt and $5.0 million in Drive Chassis Holdco, LLC through secured second lien debt.
  Distributions and Dividends Declared: In April 2019, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
April 22, 2019	April 30, 2019	$0.07	$0.125
May 22, 2019	May 31, 2019	0.07	0.125
June 19, 2019	June 28, 2019	0.07	0.125
	Total for the Quarter	$0.21	$0.375

Comments from Gladstone Capital’s President, Bob Marcotte: “We entered the quarter well prepared for the elevated level of prepayment activity we experienced and the prepayment related fee income received more than offset the dip in interest income and lifted our investment income to a record for the quarter.  Although deal flow in our second fiscal quarter is traditionally soft, I am happy to report that, inclusive of the post quarter-end investments announced today, we have reinvested almost 90% of these net prepayments and are well on our way to continue to grow our investment portfolio.  For the balance of fiscal 2019, our plan is to remain fully invested to grow our core net interest earnings and be well positioned to capitalize on the anticipated increase in our permitted leverage early in fiscal 2020 to enhance the returns to our shareholders.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 2, 2019, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 9, 2019.  To hear the replay, please dial (855) 859-2056 and use conference number 1795849.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through July 2, 2019.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 195 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2019, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.